Exhibit 99.1

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Closing of $300 Million Senior Unsecured Notes

SCOTTSDALE, Ariz., April 10, 2012 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the closing and settlement of a private placement of $300 million aggregate principal amount of 7.00% Senior Notes due 2022. The completed transaction resulted in approximately $291 million in net proceeds (before paying certain transaction-related expenses) to the Company. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.

As announced on March 27, 2012, Meritage intends to use the net proceeds from the offering to repurchase or redeem all $285 million aggregate principal amount of its 6.25% Senior Notes due 2015, and to use the remaining net proceeds, together with available cash, to repurchase approximately $26 million aggregate principal amount of its outstanding 7.731% Senior Subordinated Notes due 2017.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include Meritage’s intended use of the net proceeds from the private notes offering. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in Meritage Homes Corporation Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors”. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company’s stock and note prices may fluctuate significantly. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

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